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                                                                    EXHIBIT 99.1




FOR IMMEDIATE RELEASE


EVI TO ACQUIRE TCA FOR $45 MILLION


June 24, 1996, Houston, Texas - Energy Ventures, Inc. (NYSE-EVI) today announced the signing of a definitive agreement to purchase the stock of Tubular Corporation of America ("TCA"), a manufacturer of premium casing used in oil and gas exploration and development. TCA, with 1995 revenues of approximately $50 million will be combined with EVI's tubular subsidiary Grant Prideco.

TCA manufactures its products at a tubular mill located in Muskogee, Oklahoma. The Muskogee plant was built in two stages, 1982 and 1992, and currently operates at about 50% of its capacity. Premium casing are wide diameter seamless tubulars whose chemistry, molecular structure and engineered connections are designed to withstand pressure, temperature and corrosion such as can be encountered in hostile downhole conditions. Such downhole conditions are typically found in deep offshore and gas wells worldwide.

Upon completion of the acquisition, the TCA line of premium casing products will be integrated with Grant's Atlas Bradford line of engineered connections and premium tubulars. The TCA acquisition will provide product line synergies, manufacturing cost savings and will allow for consolidation of overhead.

The purchase price of TCA will be comprised of 500,000 EVI common shares and approximately $30 million in cash, notes and assumed debt. The acquisition of TCA is subject to various conditions, including the receipt of all required regulatory approvals


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and the expiration of all waiting periods.  The acquisition, which will be accounted for as a purchase, is expected to close as soon as possible after the receipt of the necessary approvals.

EVI is an international oilfield service and equipment company with manufacturing and rig operations in nine countries. The Company manufactures drill pipe and premium tubulars, production equipment and provides rig contracting services.

Contact:

James G. Kiley
Vice President and
Chief Financial Officer
(713) 297-8440